UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) ☐

Securities Act Rule 802 (Exchange Offer) ☒

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(c) (Third Party Tender Offer) ☐

Exchange Act Rule 14e-2(d) (Subject Company Response) ☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) ☐

New Horizon Energy Inc.

(Name of Subject Company)

N/A

(Translation of Subject Company's Name into English (if applicable))

Alberta

(Jurisdiction of Subject Company's Incorporation or Organization)

Condor Petroleum Inc.

(Name of Person(s) Furnishing Form)

Common Shares

(Title of Class of Subject Securities)

CUSIP number 20676K106

(CUSIP Number of Class of Securities (if applicable))

DL Services Inc.

701 Fifth Avenue

Suite 6100

Seattle, Washington 98104

Telephone: (206) 903-5448

(Name, Address (including zip code) and Telephone Number (including area code)

of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

January 29, 2010

(Date Tender Offer/Rights Offering Commenced)

PART I

INFORMATION SENT TO SECURITY HOLDERS

Item 1.	Home Jurisdiction Documents
•	Notice of Annual and Special Meetings of Shareholders and Joint Management Proxy and Information Circular, dated January 20, 2010 (the “Circular”)

Item 2.	Informational Legends

See pages 1-2 of the Circular.

PART II

INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

None.

PART III

CONSENT TO SERVICE OF PROCESS

A written irrevocable consent and power of attorney on Form F-X has been filed by Condor Petroleum Inc. concurrently with the filing of this Form CB.

Any change in the name or address of the agent for service of process of Condor Petroleum Inc. shall be promptly communicated to the Securities and Exchange Commission by an amendment to the Form F-X.

PART IV

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of February 1, 2010.

CONDOR PETROLEUM INC.

By: /s/ Stanley Quilty

Name:	Stanley Quilty
Title:	Chief Financial Officer